Exhibit 10.1

THIRD ADDENDUM TO LEASE AGREEMENT

This Addendum to Lease Agreement is made as of this 29th day of February, 2016. This Addendum shall be effective as of May 1, 2016. This Third Addendum to Lease Agreement (hereinafter the "Addendum") modifies and amends the Lease Agreement dated October 26, 2001, as amended and assigned (collectively, the "Lease") by and between ChromaDex Analytics, Inc., a Nevada Corporation, (hereinafter referred to as "Tenant") and Railhead Partners, LLC, a Colorado limited liability company (hereinafter referred to as "Landlord"). The provisions of this Addendum shall modify and supersede any conflicting or contrary provisions of the Lease. All terms in the Addendum shall have the same meaning as set forth in the Lease except to the extent modified herein. The remaining provisions of the Lease shall continue in full force and effect.

RECITALS

A.The Lease for 2830 Wilderness Place, Suites A, B, C, D, E, and F, Boulder, CO 80301, as amended between the parties originally contemplated that the Term of the Lease shall expire on April 30, 2016.

B.The parties are desirous of amending the Lease so as to specify their respective rights and obligations concerning the aforementioned issues relative to the tenancy.

NOW, THEREFORE, for good and valuable consideration, including mutual promises and covenants contained herein, the parties agree as follows:

1.Modification and Extension of Term. The Term of the Lease is hereby modified and extended from April 30, 2016, through and including April 30, 2023 (the extended term from April 30, 2016, through and including April 30, 2023 shall be referred to hereinafter as the "Extended Term."). This Addendum, inclusive of the rental modifications, shall be effective May 1, 2016.

2.Rent for Extended Term.  The parties agree that the rentable square footage of the Premises for the purposes of this Addendum is Twelve Thousand Four Hundred Fifteen square feet' (12,415). Tenant shall pay to Landlord the Basic Rent for the Extended Term as follows:

Period	Annual Rate	RSF	Monthly Basic Rent

Year 1 May 1, 2016 to April 30, 2017	$281,659.03	$22.69	$23,471.59
Year 2 May 1, 2017 to April 30, 2018	$281,659.03	$22.69	$23,471.59
Year 3 May 1, 2018 to April 30, 2019	$290,108.85	$23.37	$24,175.74
Year 4 May 1, 2019 to April 30, 2020	$298,812.12	$24.07	$24,901.01
Year 5 May 1, 2020 to April 30, 2021	$307,776.48	$24.79	$25,648.04
Year 6 May 1, 2021 to April 30, 2022	$317,009.78	$25.54	$26,417.48
Year 7 May 1, 2022 to April 30, 2023	$326,520.07	$26.30	$27,210.01

3.  Landlord Concessions for Lease Extension. In consideration for Tenant's agreement to extend the Term of the Lease, Landlord hereby agrees to perform certain work and maintenance upon the HVAC system, roof, and other improvements currently located upon and serving the Premises. More specifically, Landlord agrees to be responsible for the new roof and the maintenance, improvement, and repair items outlined in the in the Engineering Report from Comfort Systems / Design Mechanical dated February 12, 2015 attached hereto as Exhibit A, but specifically excluding in that Engineering Report and Estimate the Small Rooftop Unit Replacement, the Boiler Replacement, the Boiler Piping Repair, and the Makeup Air Unit Replacement, which shall not be part of the work to be done and paid for by Landlord.

Tenant Reimbursement. Landlord will provide reimbursement to Tenant up to an additional Forty Thousand Dollars ($40,000.00) over the Extended Term of the Lease based on invoices for actual work/repairs made to the Leased Premises. Landlord shall reimburse Tenant within thirty (30) days of Landlord receipt and approval of an invoice for such work.

4.  Tenant's Continued Liability. Notwithstanding the foregoing Landlord concessions, payment of same shall in no way be deemed to be a waiver or release of Tenant's continued liability relative for the HVAC and other items and systems within the Premises as required by the Lease.

5.   Representations.  Each party hereby represents and warrants to the other that, as of the date that this Amendment is executed by that party it knows of no default or breach by the other party of any of the provisions of the Lease.

6.   Conflicts. To the extent of any inconsistency or conflict between the terms of the Amendment and the terms of the Lease or any other amendment, the terms of this Amendment shall control.

7.  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. An executed facsimile copy of this Amendment shall be binding for all purposes.

8.  Ratification. Definitions: Except as expressly modified herein, all of the other terms and conditions of the Lease and prior Amendments are hereby ratified and affirmed and remain in full force and effect. Any capitalized terms not defined herein shall have the definitions given such terms in the Lease.

9.  Authority. Tenant and the individual signing this Amendment on behalf of Tenant represents and warrants that they are duly authorized by corporate resolution to sign on behalf of and to bind Tenant and that this Lease is a duly authorized obligation of Tenant.

10.  Entire Agreement. This Amendment, together with the Lease and First Amendment, represents the entire agreement of the parties hereto, and no prior or present representations or agreements, whether made orally or in writing, shall be binding upon either of the parties hereto, unless incorporated therein and herein. No modifications or changes in the Lease or this Amendment shall be valid or binding upon the parties unless in writing, executed by the parties hereto.

IN WITNESS WHEREOF, the parties heretofore duly executed this Addendum as of the date first above written.

Tenant:
ChromaDex Analytics, Inc., a Nevada Corporation

By: /s/ Frank L Jaksch Jr.
Frank L. Jaksch Jr Its: Chief Executive Officer

Date:   February 29, 2016

Landlord:

Railhead Partners, LLC, a Colorado limited liability company

Bv: /s/ Andrew Cookler
Andrew Cookler Its:      Manager

Date:   February 29, 2016